Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

1.             The name of the Corporation is:  Old Second Bancorp, Inc.

2.             The Certificate of Incorporation of the Corporation is hereby amended by striking out Paragraph A of Article IV thereof in its entirety and by substituting in lieu of the former Paragraph A of Article IV the following:

“A.          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,300,000 shares, which are divided into two classes:

60,000,000 shares of common stock, with a par value of $1.00 per share; and

300,000 shares of preferred stock, with a par value of $1.00 per share.”

3.             The said amendment was submitted to the stockholders of the Corporation at a duly convened special meeting of the stockholders held on August 2, 2010, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

4.             The aforesaid amendment to the Restated Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of the 2nd day of August, 2010.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
Chairman & Chief Executive Officer